THE GYMBOREE CORPORATION

MANAGEMENT SEVERANCE PLAN

Amended and Restated
Effective April 1, 2008

ARTICLE I

PURPOSE, ESTABLISHMENT AND APPLICABILITY OF PLAN

1. Purpose. The purpose of this Plan is to provide for the payment of severance benefits to Participants whose employment with the Company terminates in an Involuntary Termination other than in connection with a Change of Control. The Company believes that severance benefits of this kind will aid the Company in attracting and retaining the highly qualified individuals who are essential to its success.

2. Establishment of Plan. As of the Effective Date, the Company hereby establishes the Plan, as set forth in this document.

3. Applicability of Plan. Subject to the terms of this Plan, the benefits provided by this Plan shall be available to those Employees who, on or after the Effective Date, receive a Notice of Participation.

4. Contractual Right to Benefits. This Plan and the Notice of Participation establish and vest in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms and conditions thereof, enforceable by the Participant against the Company.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Whenever used in this Plan, the following terms shall have the meanings set forth below.

1. Base Compensation. “Base Compensation” shall mean the gross annual cash compensation paid to each Participant in the form of base salary, exclusive of bonuses, other incentive pay, commissions, and all other pay and expense types. Base Compensation of a Participant shall be computed with reference to the greatest Base Compensation received by that Participant in any full payroll period during the twelve (12) months preceding the Participant’s termination.

2. Board. “Board” shall mean the Board of Directors of the Company.

3. Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an Employee and intended to result in substantial personal enrichment of the Participant, (ii) the Participant’s conviction of a felony that is injurious to the Company, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company, (iv) continued substantial violations by the Participant of the Participant’s employment duties which are demonstrably willful and deliberate on the Participant’s part after there has been delivered to the Participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed his duties, or (v) any act that would constitute a material violation of the standards set forth in this Plan, including, without limitation, the standards of Article V.

4. Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

5. COBRA Premiums Continuation Period. “COBRA Premiums Continuation Period” shall mean the period set forth in a Participant’s Notice of Participation, which period immediately follows the Participant's Involuntary Termination.

6. Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

7. Company. “Company” shall mean The Gymboree Corporation, any subsidiary corporations, any successor entities as provided in Article VII hereof, and any parent or subsidiaries of such successor entities.

8. Disability. “Disability” shall mean that the Participant has been unable to perform his or her duties as an Employee as the result of incapacity due to physical or mental illness, and the Participant is found to be disabled within the meaning of the Company's long-term disability plan.

9. Effective Date. “Effective Date” for purposes of this most recent amendment and restatement of this Plan shall mean April 1, 2008.

10. Employee. “Employee” shall mean an employee of the Company.

11. ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

12. "Good Reason" means any of the following which occur without the Participant’s express written consent: (i) the material reduction of the Participant’s authority, duties or responsibilities relative to the Participant’s authority, duties or responsibilities in effect immediately prior to such reduction; provided, however, that a significant reduction in title, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as example, when the Chief Financial Officer of The Gymboree Corporation remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute Good Reason, (ii) a material reduction by the Company in the annual base salary relative to the annual base salary in effect immediately prior to such reduction; or (iii) a material change in Participant's geographic work location from the location of Participant’s then current position.

13. Involuntary Termination. “Involuntary Termination” shall mean (i) a termination of a Participant’s employment by the Company other than for Cause or (ii) by the Participant for Good Reason; provided, however, that an Involuntary Termination shall not occur for purposes of this Plan if the Participant accepts non-comparable employment with the Company or is offered comparable employment with the Company. A position will not be considered comparable under the foregoing sentence if, at the time the Participant is offered the position: (a) the annual base salary for the new position would result in a material reduction from the annual base salary of the Participant’s then current position, or (b) the new position involves a material change in geographic location from the location of the Participant’s then current position.

14. Notice of Participation. “Notice of Participation” shall mean an individualized written notice of participation in this Plan from an authorized officer of the Company.

15. Participant. “Participant” shall mean an individual who meets the eligibility requirements of Article III.

16. Plan. “Plan” shall mean this The Gymboree Corporation Management Severance Plan.

17. Plan Administrator. “Plan Administrator” shall mean the Board of Directors of the Company, or its committee or designee, as shall be responsible for administering this Plan.

18. Severance Payment. “Severance Payment” shall mean the payment of severance compensation as provided in Article IV hereof.

19. Severance Payment Percentage. “Severance Payment Percentage” shall mean, for each Participant, the Severance Payment Percentage set forth in such Participant’s Notice of Participation.

ARTICLE III

ELIGIBILITY

1. Waiver. As a condition of receiving benefits under this Plan, an Employee must sign a general waiver and release on a form provided by the Company.

2. Participation in Plan. Each Employee who is designated by the Board and who signs and timely returns to the Company a Notice of Participation within the time set forth in such Notice shall be a Participant in this Plan. A Participant shall cease to be a Participant in this Plan (i) upon ceasing to be an Employee, or (ii) upon receiving written notice from this Plan Administrator that the Participant is no longer eligible to participate in this Plan, unless in either case such Participant is then entitled to benefits hereunder. A Participant entitled to benefits hereunder shall remain a Participant in this Plan until the full amount of the benefits have been delivered to the Participant.

ARTICLE IV

SEVERANCE BENEFITS

1. Benefits Upon an Involuntary Termination. If the Participant’s employment with the Company terminates as a result of Involuntary Termination, then, subject to Articles V and VI hereof, the Participant shall be entitled to receive severance benefits as follows:

(a) Severance Pay Upon an Involuntary Termination. The Participant shall be entitled to receive a Severance Payment equal to the product obtained by multiplying the Participant’s Severance Payment Percentage times the Participant’s Base Compensation. Any such Severance Payment shall be paid in cash by the Company to the Participant in a single lump sum payment, less applicable withholding, within ten (10) business days of the Participant's termination date and shall be in lieu of any other severance or severance-type benefits to which the Participant may be entitled under any other Company-sponsored plan, practice or arrangement.

EXAMPLE: Participant is Involuntarily Terminated as of July 1, 2008. Participant’s Base Compensation is $150,000. The Severance Payment Percentage set forth in the Participant’s Notice of Participation is 50%. The Participant is entitled to a Severance Payment equal to 50% x $150,000 = $75,000, payable in a lump sum.

(b) Employee Benefits Upon an Involuntary Termination. The Company shall continue to provide the Participant with medical, dental, vision, disability and life insurance coverage to the extent provided in the respective governing documents for each such employee benefit, including but not limited to continuation coverage pursuant to Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”). To the extent the Participant properly elects COBRA continuation coverage, the Company shall reimburse the Participant for the full cost of the premiums due for such coverage for a period that ends on the earliest to occur of (i) expiration or early termination of COBRA continuation coverage in accordance with the requirements of COBRA, and (ii) the Participant's COBRA Premiums Continuation Period. In the event the Company’s payment obligations end based on clause (ii) of the foregoing sentence, the Participant shall be responsible for properly paying the full cost of the premiums due for any future COBRA continuation coverage to which he or she is then entitled.

2. Voluntary Resignation; Termination For Cause. If the Participant’s employment terminates by reason of the Participant’s voluntary resignation (other than for Good Reason), or if the Company terminates the Participant for Cause, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefit plans and policies at the time of such termination.

3. Disability; Death. If the Participant’s employment terminates by reason of the Participant’s death, or in the event the Company terminates the Participant’s employment following his or her Disability, the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefits plans and policies at the time of such termination.

4. Termination Following a Change of Control. In the event that a Participant’s employment terminates for any reason that entitles him or her to benefits under the Company’s Management Change of Control Plan, or any similar plan, the Participant shall not be entitled to receive severance benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s other then existing benefit plans and policies at the time of such termination.

ARTICLE V

FORFEITURE OF SEVERANCE BENEFITS

1. Future Services with the Company. If a Participant provides services to the Company (as an employee, independent contractor, consultant or otherwise) during the 12-month period following his or her Involuntary Termination and does so without the prior written approval of the Company’s General Counsel or his or her delegate, the Participant shall repay a pro rata amount of such benefits previously paid by the Company equal to the fraction derived from the number of days remaining in such 12-month period divided by 365.

2. Violation of the Company’s Code of Conduct, Code of Ethics or the Participant’s Restrictive Covenants. Notwithstanding any other provision of this Plan to the contrary, if it is determined by the Company that a Participant has violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in the Participant’s general waiver and release or any other restrictive covenants contained in any other Company plan or program or agreement between the Company and the Participant, the Participant shall be required to repay to the Company an amount equal to the economic value of all severance and other benefits already paid or provided to the Participant under this Plan and the Participant shall forfeit all other entitlements under this Plan. Additional forfeiture provisions may apply under other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.

ARTICLE VI

EMPLOYMENT STATUS; WITHHOLDING

1. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

2. Taxation of Plan Payments. All amounts paid pursuant to this Plan shall be subject to regular payroll and withholding taxes.

ARTICLE VII

SUCCESSORS TO COMPANY AND PARTICIPANTS

1. Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

2. Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

ARTICLE VIII

DURATION, AMENDMENT AND TERMINATION

1. Duration. This Plan shall terminate on April 1, 2013, unless, (a) this Plan is extended by the Board, or (b) the Board terminates this Plan in accordance with this Article VIII.2 below. A termination of this Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.

2. Amendment and Termination. The Board shall have the discretionary authority to amend this Plan at any time in any respect, including as to the removal or addition of Participants, or to terminate this Plan, in either case by resolution adopted by a majority of the Board.

ARTICLE IX

ADMINISTRATION

1. Power and Authority. The Plan Administrator has all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret this Plan; (b) to decide all questions of eligibility for and the amount of benefits under this Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to this Plan; and (d) to request and receive from all Participants such information as the Plan Administrator determines is necessary for the proper administration of this Plan.

2. Section 409A. The Company intends that this Plan not contain nonqualified deferred compensation subject to the requirements of Section 409A of the Code. Accordingly, this Plan will be interpreted, operated, and administered by the Company to the extent the Company deems necessary to carry out such intention and to avoid the imposition of any additional tax or income recognition pursuant to Section 409A, including any temporary or final Treasury regulations and guidance promulgated thereunder.

ARTICLE X

CLAIMS PROCESS

1. Claim for Benefits. A Participant (or any individual authorized by such Participant) has the right under ERISA and this Plan to file a written claim for benefits. To file a claim, the Participant must send the written claim to the Company’s Vice President, Human Resources. If such claim is denied in whole or in part, the Participant shall receive written notice of the decision of the Company’s Vice President, Human Resources, within 90 days after the claim is received. Such written notice shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (iv) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal. If the Company’s Vice President, Human Resources, needs more than 90 days to make a decision, he or she shall notify the Participant in writing within the initial 90 days and explain why more time is required, and how long is needed. If a Participant (or any individual authorized by such Participant) submits a claim according to the procedures above and does not hear from the Company’s Vice President, Human Resources, within the appropriate time, the Participant may consider the claim denied.

2. Appeals. The following appeal procedures give the rules for appealing a denied claim. If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under this Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within 60 days after the denial is received. The Plan Administrator shall conduct a review and make a final decision within 60 days after receiving the Participant’s written request for review. If the Plan Administrator needs more than 60 days to make a decision, it shall notify the Participant in writing within the initial 60 days and explain why more time is required. The Plan Administrator may then take 60 more days to make a decision. If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a statement of the Participant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (iv) a statement of the Participant’s (or representative’s) right to bring a civil action under Section 502(a) of ERISA. If the Plan Administrator does not respond within the applicable time frame, the Participant may consider the appeal denied. If a Participant (or any individual authorized by such Participant) submits a written request to appeal a denied claim, the Participant has the right to review pertinent Plan documents and to send a written statement of the issues and any other documents to support the claim.

3. Limitations Period. A Participant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding a claim for benefits. The Participant may thereafter file an action in a court of competent jurisdiction, but he or she must do so within 180 days after the date of the notice of decision on appeal or such action will be forever barred.

ARTICLE XI

NOTICE AND ASSIGNMENT

1. General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Vice President, Human Resources.

2. Notice by the Participant of Potential Involuntary Termination. In the event that the Participant (a) determines that circumstances constituting Good Reason have occurred and (b) desires to terminate his employment with the Company for such Good Reason, the Participant shall give written notice to the Company of such circumstances which Participant believes constitute Good Reason and Participant's intent to terminate his employment. The notice shall be delivered by the Participant to the Company within ninety (90) calendar days following the date on which such circumstances constituting Good Reason occurred, shall indicate the specific provision or provisions in this Plan upon which the Participant relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder. Following the notice, the Company shall have thirty (30) calendar days to remedy the circumstances constituting Good Reason before giving effect to such Involuntary Termination for purposes of this Plan.

3. Assignment by Company. The Company may assign its rights under this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term “Company” when used in this Plan shall mean the corporation that actually employs the Participant.

ARTICLE XII

MISCELLANEOUS

1. Governing law, Jurisdiction and Venue. This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of Section 2520.104-24 of Department of Labor Regulations) and it shall be enforced in accordance with ERISA. Any Participant or other person filing an action related to this Plan shall be subject to the jurisdiction and venue of the federal or state courts of the State of California.

2. Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

3. Effect of Plan. This Plan, as amended, shall completely replace and supersede any prior version of this Plan and any other verbal or written document or communication concerning the Severance Benefits. In addition, Severance Benefits shall not be counted as “compensation,” or any equivalent term, for purposes of determining benefits under other plans, programs or practices owing to the Participant from the Company, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Plan, the Participant’s rights under all such agreements, plans, provisions, and practices continue to be subject to the respective terms and conditions thereof.

THE GYMBOREE CORPORATION

MANAGEMENT SEVERANCE PLAN

NOTICE OF PARTICIPATION

To: Name

Date: ________, 200_

The Board has designated you as a Participant in the Plan, a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. The terms defined in the Plan shall have the same defined meanings in this Notice of Participation. As a condition to receiving benefits under the Plan, you must sign a general waiver and release in the form provided by the Company.

In the event that you are entitled to a Severance Benefits under the Plan, you will receive:

1) A Severance Payment equal to [25%, 50% or 100%]% (the “Severance Payment Percentage”) of your Base Compensation payable in a lump sum, less applicable withholding. Notwithstanding the foregoing sentence, you will be required to repay the Severance Payment in the event you compete against the Company or violate the Company’s Code of Conduct, Code of Ethics or applicable restrictive covenants, as further described in Article V of the Plan.

2) Reimbursement of premium payments for COBRA continuation coverage for a COBRA Premiums Continuation Period of [3, 6, 12 or 18] months.

If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:

Vice President, Human Resources
The Gymboree Corporation
500 Howard Street
San Francisco, California 94105

Your failure to timely remit this signed Notice of Participation will result in your immediate removal from the Plan. Please retain a copy of this Notice of Participation, along with a copy of the Plan, for your records.

Date:__________________________________________	Signature:__________________________________________